Exhibit 99.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 22, 2008 (this “Agreement”), by and between Clothesline Holdings, Inc., a Delaware corporation (“Parent”), and Steel Partners II, L.P. (the “Stockholder”), a shareholder of Angelica Corporation, a Missouri corporation (the “Company”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement.

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Parent, Clothesline Acquisition Corporation, a Missouri corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company and the Company will be the surviving corporation in the merger and will be a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is a shareholder of  the Company and, with respect to the Merger, has the power to vote or direct the voting of 1,792,770 shares of the common stock, par value $1.00 per share, of the Company beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by the Stockholder, which represent all of the shares of common stock of the Company owned by the Stockholder as of the date hereof (collectively, the “Shares” and, together with any additional securities of the Company described in Section 1.2, being referred to herein as the “Subject Shares”);

WHEREAS, prior to the date hereof, the Board of Directors of the Company (the “Company Board”) has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Parent desires the Stockholder to agree, and the Stockholder is willing to agree (i) subject to the terms of this Agreement, including, without limitation, Section 6 of this Agreement, to Vote (as defined in Section 1.1(b) below) or cause to be Voted the Subject Shares in favor of the Merger and so as to facilitate the consummation of the Merger and (ii) to comply in all respects with all of the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.           Voting of Subject Shares.

Section 1.1  Voting Agreement.

(a)           At every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Stockholder shall Vote or cause to be Voted the Subject Shares in favor of the authorization and approval of the Merger Agreement, the Merger and each of the other transactions contemplated thereby and any other action necessary for the consummation thereof.  Furthermore, the Stockholder shall not enter into any agreement, arrangement or understanding with any Person to Vote or give instructions inconsistent with this Section 1.1(a), and shall not take any other action that would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; provided, however, that the foregoing shall not prevent the Stockholder from engaging in Permitted Open Market Transactions and Permitted Private Transactions (each as defined below).

(b)           In addition to the foregoing, at any meeting of the Company shareholders or at any adjournment or postponement thereof or in any other circumstances upon which their Vote, consent or other approval is sought, the Stockholder shall Vote (or cause to be Voted) all of the Subject Shares against (i) the approval of any Acquisition Proposal or the authorization of any agreement relating to any Acquisition Proposal or (ii) any amendment of the Company’s Certificate of Incorporation or Bylaws or any other action, agreement, proposal or transaction involving the Company or any of its Subsidiaries which amendment or other action, agreement, proposal or transaction would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of (x) the Company contained in the Merger Agreement that is reasonably likely to result in any of the conditions to Parent’s or the Merger Sub’s obligations under the Merger Agreement not to be fulfilled or (y) the Stockholder contained in this Agreement or would, or would reasonably be expected to, in any material manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.  For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings.  Any such Vote shall be cast or consent shall be given for purposes of this Section 1 in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

Section 1.2  Adjustments; Additional Shares.  In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Shares (or any Subject Shares acquired by the Stockholder after the date hereof), or (b) that the Stockholder shall have become the beneficial owner of any additional shares of common stock or other securities of the Company, then all shares of common stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner of the shares or other securities as described in clause (b), shall in each case become Subject Shares hereunder.

Section 1.3  Waiver of Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that the Stockholder may have in connection with the Merger.

2.           Transfer Restrictions and Obligations.

Section 2.1  Lock-Up. After the execution of this Agreement until the Expiration Date, the Stockholder will not:

(a)
sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Subject Shares or any securities convertible into or exercisable or exchangeable for Subject Shares, any other capital stock of the Company or any interest in any of the foregoing with any Person, or join in any registration statement under the Securities Act with respect to any of the foregoing;

(b)	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares; or

(c)	create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of the Subject Shares that will be in effect as of Effective Time;

provided, however, that nothing in this Section 2.1 shall restrict the Stockholder from (i) engaging in open market sales (which, for the avoidance of doubt, shall not include sales effected over an exchange to an identifiable buyer who has publicly disclosed, or who the Stockholder knows plans or intends to make, an Acquisition Proposal (an “Acquiring Person”)) of any shares of common stock (including any Shares) of the Company with broker dealers in the ordinary course of business after the record date for the shareholder vote to approve the Merger (a “Permitted Open Market Transaction”) or (ii) selling any shares of common stock (including any Shares) of the Company in a private transaction to a Person (other than an Acquiring Person) who agrees to be bound by this Agreement (a “Permitted Private Transaction”)

Section 2.2  Other Obligations.  After the execution of this Agreement until the Expiration Date, the Stockholder agrees (a) not to, and not to authorize or permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any Person with respect to any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, and (b) not to take any action which would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect.  The Stockholder shall notify Parent promptly (but in any event within two (2) Business Days) of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, the Stockholder or any of its Representatives, indicating the name of such Person and providing to Parent a summary of the material terms of such proposal or offer for an Acquisition Proposal.

3.           Representations and Warranties of the Stockholder.

Section 3.1  Ownership of Shares.  As of the date hereof, the Stockholder represents and warrants that the Stockholder (a) is the beneficial owner of and has the sole right to Vote or direct the Voting of the Shares owned by the Stockholder with respect to the authorization and approval of the Merger Agreement and the terms thereof, and (b) does not beneficially own any shares of capital stock of the Company other than such Shares.

Section 3.2  No Conflict.  The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not: (a) result in or constitute a violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets of the Stockholder (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties are bound or affected; or (b) result in or constitute a Violation of, or result in the creation of a Lien on or otherwise affecting any of the Subject Shares owned by the Stockholder pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties are bound or affected.  The execution and delivery of this Agreement by the Stockholder does not, and the performance of its obligations under this Agreement by the Stockholder will not, require any consent of any Person or any Governmental Entity.

Section 3.3  Enforceability.  The Stockholder has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized and no other actions or proceedings by the Stockholder are necessary to authorize the executions and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.4  Consent and Waiver. No consents or waivers are required for the consummation of the Merger under the terms of (a) any agreements between the Stockholder (or any of its affiliates) and the Company (or any of its Subsidiaries) or (b) other rights that the Stockholder (or any of its affiliates) may have, except for such consents and waivers as will be obtained prior to the Effective Time.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to the Stockholder in connection with (i) the execution and delivery of this Agreement by the Stockholder, (ii) the execution and delivery of the Merger Agreement by the Company or (iii) the consummation of the Merger and the other transactions contemplated hereby and thereby, except for filings by the Stockholder on Schedule 13D under the Exchange Act.

Section 3.5  Absence of Litigation.  There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.6  No Prior Agreements.  The Stockholder represents and warrants that no agreement, arrangement or understanding by and between the Stockholder and Parent with respect to the subject matter contained herein existed prior to the approval of this Agreement by the Company Board.

4.           Representations and Warranties of Parent.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement  and the consummation by it of the transactions contemplated hereby have been duly and validly authorized and no other actions or proceedings by Parent are necessary to authorize the execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.           Covenants of the Stockholder.  The Stockholder hereby covenants and agrees to cooperate fully with Parent and to execute and deliver any additional documents reasonably necessary or desirable and to take such further actions, in the reasonable opinion of Parent, reasonably necessary or desirable to carry out the intent of this Agreement.

6.           Termination.  This Agreement shall terminate automatically upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time and (b) the date on which the Merger Agreement has been terminated in accordance with its terms (the “Expiration Date”).  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

7.           Miscellaneous.

Section 7.1  Fees and Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 7.2  Amendments and Modification.  This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 7.3  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

c/o Lehman Brothers Merchant Banking
399 Park Avenue, 9th Floor
New York, NY  10022
Attn:  Jon E. Mattson
Telecopy No.:  (646) 758-1022

with a copy (for informational purposes only) to:

White & Case LLP
1155 Avenue of the Americas
New York, NY  10023
Attn:  William F. Wynne Jr.
Telecopy No.:  (212) 819-8316

and

Lehman Brothers Merchant Banking
399 Park Avenue, 9th Floor
New York, NY  10022
Attn:  Ashvin B. Rao
Telecopy No.:  (646) 834-4769

And

if to the Stockholder, to:

Steel Partners II, L.P.
590 Madison Avenue, 32nd Floor
New York, NY  10022
Attn: Warren G. Lichtenstein
Telecopy No.: (212) 520-2301

with a copy (for informational purposes only) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY  10022
Attn: Steve Wolosky
Telecopy No.: (212) 451-2222

Section 7.4  Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 7.5  Entire Agreement.  This Agreement and the documents and the instruments referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof.  The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, between the parties with respect to the subject matter hereof.

Section 7.6  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby.

Section 7.8  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court located within the County of New York and any appellate court thereof, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties (a) consents to submit itself to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any of the transactions contemplated thereby and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  PARENT AND THE STOCKHOLDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.9  Extension, Waiver.  At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.10  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred, other than in a Permitted Open Market Transaction, prior to the termination of this Agreement.

Section 7.11  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 7.12  Cooperation.  If any notices, approvals or filings are required with any Governmental Entity in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, the Stockholder and Parent shall cooperate in making such notices or filings or in obtaining such approvals.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

CLOTHESLINE HOLDINGS, INC.

By:	/s/ Li Zhang
Name: Li Zhang
Title: Director

STEEL PARTNERS II, L.P. By: Steel Partners II GP LLC, its General Partner

By:	/s/ Warren G. Lichtenstein
Name: Warren G. Lichtenstein
Title: Managing Member

[Signature Page – Voting Agreement]